Exhibit 99.1
T-3 Energy Services Announces First Quarter 2006 Earnings and Backlog
HOUSTON, TEXAS, (PRIMEZONE WIRE) – May 10, 2006. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES – News) reported first quarter 2006 income from continuing operations of $3.9 million, or $0.36 per diluted share, up 34% and 33%, respectively, from $2.9 million, or $0.27 per diluted share, reported for the fourth quarter of 2005, and up 454% and 500%, respectively, from $0.7 million, or $0.06 per diluted share, reported for the first quarter of 2005. Revenues increased 9% over the previous quarter and 80% over the prior year quarter. The first quarter 2006 financial results include a charge of $0.2 million associated with the adoption of FASB Statement No. 123 (R), “Share-Based Payment” effective January 1, 2006. Excluding the impact of the stock based compensation costs, T-3 Energy’s income from continuing operations increased 476% from the first quarter of 2005 compared to the first quarter of 2006.
For the first quarter of 2006, the Company reported EBITDA (defined as income from continuing operations, excluding stock based compensation costs and terminated public offering costs, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $7.3 million, a 204% increase over the same period for 2005.
The Company’s increase in revenues was primarily attributable to improved demand for its products and services resulting from higher price levels for oil and natural gas and correspondingly higher levels of construction of drilling rigs that require the type of equipment T-3 manufactures. For example, backlog has increased to $44.6 million at March 31, 2006, a 48% increase over December 31, 2005 backlog of $30.1 million and a 325% increase over March 31, 2005 backlog of $10.5 million. Management also believes that its T-3 branded products have gained market acceptance, resulting in greater sales to customers that use its products in both their domestic and in international operations. For example, T-3 original equipment revenues have increased 126% in the first quarter of 2006 as compared to the first quarter of 2005. The T-3 Rockies acquisition, which was completed in January 2006, has positively impacted the Company’s first quarter results and management sees excellent opportunities in that region for future growth.
During 2005 and 2004, the Company sold substantially all of the assets of its distribution and products segments, respectively. These assets constituted businesses and thus their results of operations are reported as discontinued operations for all periods presented. Income (loss) from discontinued operations, net of tax for the three months ended March 31, 2006 was ($0.1) million as compared to $0.1 million in the three months ended March 31, 2005.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented “T-3 is off to an excellent start in 2006. We have experienced a strong demand for our products and services throughout our three product lines resulting in higher revenues, operating gross profit and operating gross profit margins over the prior quarter and the first quarter of last year. We believe that customer demand for our products and services will continue to be strong throughout the remainder of 2006 and into 2007. We remain focused on introducing new products being developed by our highly qualified engineering group, increasing our manufacturing capacity, improving our processes and growing through geographic expansion. Our goal is to continue to increase our domestic and international market share.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters ended March 31, 2006 and 2005 and December 31, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005
Revenues:
Products	$25,001	$11,105	$24,081
Services	10,682	8,677	8,525

	35,683	19,782	32,606

Cost of revenues:
Products	16,564	7,775	15,310
Services	5,995	5,601	5,463

	22,559	13,376	20,773

Gross profit	13,124	6,406	11,833

Operating expenses	6,907	4,782	7,407

Income from operations	6,217	1,624	4,426

Interest expense	256	396	272

Interest income	(6)	(23)	(14)

Other (income) expense, net	(84)	25	(35)

Income from continuing operations before provision for income taxes	6,051	1,226	4,203
Provision for income taxes	2,187	528	1,314

Income from continuing operations	3,864	698	2,889

Income (loss) from discontinued operations, net of tax	(80)	72	239

Net income	$3,784	$770	$3,128

Basic earnings (loss) per common share:
Continuing operations	$0.37	$0.06	$0.27
Discontinued operations	(0.01)	0.01	0.02

Net income (loss) per common share	$0.36	$0.07	$0.29

Diluted earnings (loss) per common share:
Continuing operations	$0.36	$0.06	$0.27
Discontinued operations	(0.01)	0.01	0.02

Net income (loss) per common share	$0.35	$0.07	$0.29

Weighted average common shares outstanding:
Basic	10,584	10,582	10,582

Diluted	10,696	10,634	10,700

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share amounts)

	March 31, 2006	December 31,
	(unaudited)	2005
ASSETS
Current assets:
Cash and cash equivalents	$818	$1,162
Accounts receivable — trade, net	23,289	21,527
Inventories	21,576	18,268
Notes receivable, current portion	758	480
Deferred income taxes	1,767	1,731
Prepaids and other current assets	4,597	5,887

Total current assets	52,805	49,055

Property and equipment, net	20,645	18,652
Notes receivable, less current portion	36	327
Goodwill, net	71,055	69,607
Other intangible assets, net	2,863	2,325
Other assets	767	822

Total assets	$148,171	$140,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$14,565	$12,943
Accrued expenses and other	9,380	9,439
Current maturities of long-term debt	24	36

Total current liabilities	23,969	22,418

Long-term debt, less current maturities	7,571	7,058
Other long-term liabilities	70	82
Deferred income taxes	3,287	2,018

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 25,000,000 shares authorized, 10,586,974 and 10,581,986 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	11	11
Warrants, 327,862 issued and outstanding at March 31, 2006 and 332,862 issued and outstanding at December 31, 2005	644	644
Additional paid-in capital	123,460	123,175
Retained deficit	(11,636)	(15,420)
Accumulated other comprehensive income	795	802

Total stockholders’ equity	113,274	109,212

Total liabilities and stockholders’ equity	$148,171	$140,788

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$3,864	$698	$2,889
Terminated public offering costs, net of tax	—	—	423
Stock-based compensation costs, net of tax	156	—	—

Non-GAAP Income from continuing operations (B)	$4,020	$698	$3,312

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.36	$0.06	$0.27
Terminated public offering costs, net of tax	—	—	0.04
Stock-based compensation costs, net of tax	0.02	—	—

Non-GAAP continuing operations diluted earnings per share (B)	$0.38	$0.06	$0.31

EBITDA:
GAAP Income from continuing operations	$3,864	$698	$2,889
Terminated public offering costs, net of tax	—	—	423
Stock-based compensation costs, net of tax	156	—	—
Provision for income taxes	2,268	528	1,532
Depreciation and amortization	807	814	771
Interest Expense	256	396	272
Interest Income	(6)	(23)	(14)

EBITDA (A)	$7,345	$2,413	$5,873

(A)	EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding terminated public offering costs and stock-based compensation costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented EBITDA because we use EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider EBITDA to be an important indicator of the operational strength of our business. Management uses EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.
(B) Non-GAAP income from continuing operations is equal to income from continuing operations plus stock-based compensation costs, net of tax and terminated public offering costs, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus stock-based compensation costs, net of tax per share and terminated public offering costs, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the costs related to the terminated public offering are one-time costs that are non-recurring in nature. Additionally, the Company believes that reporting income from continuing operations and diluted earnings per share excluding stock-based compensation costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.